Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pulmatrix, Inc. on Form S-1 (File Nos. 333-223630, 333-230670, 333-239431, and 333-230395, and the related registration statement (No. 333-230714) filed under Rule 462(b)), S-3 (File Nos. 333-212546, 333-230225 and 333-242341) and Forms S-8 (File Nos. 333-195737, 333-205752, 333-207002 333-212547, 333-216628, 333-225627, 333-231935, and 333-252439) of our report dated March 23, 2021, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 23, 2021